UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/20/2006

First State Bancorporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12487

New Mexico	85-0366665
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7900 Jefferson NE
Albuquerque, NM 87109
(Address of principal executive offices, including zip code)

505-241-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On January 20, 2006, the Compensation Committee of the Board of Directors of First State Bancorporation (the "Company") approved cash bonus payments for the following executive officers in the amounts set forth opposite the name of each officer:

Executive Officer                                                          Amount of Bonus

Michael R. Stanford, President and C.E.O.                           $187,500
H. Patrick Dee, Executive V.P. and C.O.O.                         $121,000
Christopher C. Spencer, Senior V.P. and C.F.O.                  $ 31,000
Marshall G. Martin, Executive V.P., Secretary, and             $ 12,000
   Corporate Counsel

The cash bonuses of Mr. Stanford and Mr. Dee were determined by the Compensation Committee based on a bonus plan approved by the Company's Compensation Committee and ratified by the Board of Directors that incorporates growth in annual earnings and total assets. The Bonus Plan is included herein as Exhibit 10.1. The Bonus Plan also provides for grants of restricted stock with future vesting based on increases in shareholder value as measured by the change in the average stock price of the Company during the year. Based on increases in the average stock price of the Company during 2005, Mr. Stanford and Mr. Dee were granted restricted stock valued at $108,750 and $71,180, respectively, which will vest over five years.

Bonus allocations for Mr. Spencer and Mr. Martin were determined at the discretion of Mr. Stanford and Mr. Dee based primarily on their respective individual contribution to the Company during the year.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First State Bancorporation

Date: January 26, 2006	By:	/s/ Christopher C. Spencer
Christopher C. Spencer
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	First State Bancorporation Compensation and Bonus Philosophy and Plan